Exhibit 10.26

EXECUTION COPY

DISSOLUTION AGREEMENT

by and among

THE GREENBRIER COMPANIES, INC.

GREENBRIER RAIL SERVICES HOLDINGS, LLC

WATCO COMPANIES, L.L.C.

MILLENNIUM RAIL, L.L.C.

WATCO MECHANICAL SERVICES, L.L.C.

GBW RAILCAR SERVICES HOLDINGS, L.L.C.

GBW RAILCAR SERVICES, L.L.C.

GBW RAILCAR SERVICES CANADA, INC.

Dated as of August 20, 2018

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Exhibits

Exhibit A:	Second Amended and Restated GBW LLC Agreement
Exhibit B:	Tax Matrix
Exhibit C:	Greenbrier Transfer Documents
Exhibit D:	Watco Transfer Documents
Exhibit E:	Deed for Owned Real Property—Omaha West Shop
Exhibit F:	Non-foreign Affidavits

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THIS DISSOLUTION AGREEMENT, dated as of August 20, 2018, is entered into by and among The Greenbrier Companies, Inc., an Oregon corporation (“Greenbrier”), Greenbrier Rail Services Holdings, LLC, an Oregon limited liability company (“GBH”) (Greenbrier and GBH each being referred to herein as a “Greenbrier Party” and collectively as the “Greenbrier Parties”), Watco Companies, L.L.C., a Delaware limited liability company (“Watco”), Millennium Rail, L.L.C. (f/k/a Millennium Rail, Inc.), a Delaware limited liability company (“Millennium”), Watco Mechanical Services, L.L.C., a Kansas limited liability company (“Watco Mechanical”) (Watco, Millennium and Watco Mechanical each being referred to herein as a “Watco Party” and collectively as the “Watco Parties”), GBW Railcar Services Holdings, L.L.C., a Delaware limited liability company (“GBW”), GBW Railcar Services, L.L.C., a Delaware limited liability company (“GBW Operating Sub”), and GBW Railcar Services Canada, Inc., a Canadian corporation (“GBW Canadian Sub”) (GBW, GBW Operating Sub, and GBW Canadian Sub each being referred to herein as a “GBW Party” and collectively as the “GBW Parties”), each of whom are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A. GBH, together with Millenium and Watco Mechanical, formed GBW, and the membership interests in GBW are currently owned by them in the percentages set forth below:

GBH	50.00%
Millennium	41.51%
Watco Mechanical	8.49%

B. GBW formed GBW Operating Sub as a wholly-owned subsidiary of GBW.

C. The Parties now desire to dissolve and wind up GBW and GBW Operating Sub, on the terms, subject to the conditions, and for the considerations set forth in this Agreement.

D. Notwithstanding the dissolution of GBW and GBW Operating Sub, it is the intention of the Watco Parties and Greenbrier Parties to maintain their relationship and to cooperate fully with respect to customer matters subject to applicable anti-trust laws.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the Parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Specific Definitions. As used in this Agreement and the Schedules hereto, the following terms have the following meanings:

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. The GBW Parties shall not be deemed to be Affiliates of the Greenbrier Parties or Watco Parties for purposes of this Agreement.

“Agreement” means this Dissolution Agreement, including the schedules and exhibits hereto.

“Business” means the building, acquiring, owning, leasing, subleasing or operating of any railcar repair, refurbishment or maintenance facility or business in the United States, Canada and Mexico. For the sake of clarity, the Business shall not include (a) the manufacturing, repairing, refurbishing and selling of railcar wheels and parts, (b) the repairing and leasing of locomotives, (c) the performing (or arranging to perform) of running repairs to railcars pursuant to the rules of the Association of American Railroads while such railcars are located on a rail line, and (d) the manufacturing, operating, leasing, managing or controlling of railcars.

“Business Day” means any day other than Saturday, Sunday or other day on which the nationally chartered banks are authorized or required to close.

“Business Employees” has the meaning set forth in Section 3.2(a)(i).

“CBA” means any collective bargaining agreement, side agreement or letter, memorandum of understanding, or other binding commitment with any labor or trade union, works council, or other labor organization representing Business Employees.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means the terms of this Agreement, the terms of the Transaction Documents, the transactions contemplated by this Agreement and the Transaction Documents and all business, financial or other information relating directly to the conduct of the business and affairs of the GBW Parties, except (a) information that is or becomes publicly available other than by the act or omission of a Party or any Affiliate of any Party in violation of this Agreement, or (b) information that is independently developed by a Party or any Affiliate of any Party without using information in violation of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(d).

“Consent” means any consent, approval, authorization, action, Permit, exception, waiver or other Order of, action by, filing, registration, designation or declaration with, or notification to any Governmental Authority or other Person.

“Contracts” means any agreement of any kind or nature whatsoever by which any person or entity is bound, including all contracts, agreements, understandings, notes, bonds, instruments, leases, subleases, mortgages, licenses, capital leases, commitments or binding arrangements, express or implied, oral or written, and all amendments thereto.

“Contribution Agreement” means that certain Contribution Agreement, dated as of July 18, 2014, by and between Watco, Greenbrier, and GBW.

“Credit Agreement” means that certain Credit Agreement, dated as of July 18, 2014 by and among GBW, GBW Operating Sub, GBH (as agent for the lenders thereunder) and the lenders from time to time parties thereto.

“Data” has the meaning set forth in Section 2.2(h).

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Environmental Liabilities” means Liabilities arising from violation of applicable Laws relating to protection of the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Leases” has the meaning set forth in Section 2.8.

“Final Transfer Date” has the meaning set forth in Section 3.2(a)(ii).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“GBH” has the meaning set forth in the preamble.

“GBH Assets” has the meaning set forth in Section 2.2(b).

“GBH Assigned Contracts” has the meaning set forth in Section 2.2(b)(i).

“GBH Manager” has the meaning set forth in Section 2.1(b).

“GBH Shops” means each Shop listed in Schedule A hereto.

“GBH Transferred Permits” has the meaning set forth in Section 2.2(b)(vi).

“GBW” has the meaning set forth in the preamble.

“GBW Canadian Sub” has the meaning set forth in the preamble.

“GBW LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of GBW Railcar Services Holdings, L.L.C., dated as of July 18, 2014, by and between GBH, Watco Mechanical and Millennium, as amended from time to time.

“GBW Members” means GBH, Millennium and Watco Mechanical.

“GBW Operating Sub” has the meaning set forth in the preamble.

“GBW Operating Subject Marks” has the meaning set forth in Section 6.2.

“GBW Operating Sub LLC Agreement” means that certain Limited Liability Company Agreement of GBW Railcar Services, L.L.C., dated as of July 18, 2014, made by GBW.

“GBW Party” and “GBW Parties” have the meanings set forth in the preamble.

“GBW Retained Contract” has the meaning set forth in Section 2.2(d)(i).

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, country, city or other political subdivision.

“Greenbrier” has the meaning set forth in the preamble.

“Greenbrier Assumed Liabilities” means (a) the Trade Accounts Payable relating to the GBH Shops, and (b) the Liabilities of the GBW Parties under the GBH Assigned Contracts, arising at any time after the Closing relating to periods after the Closing; provided that in no event shall the Greenbrier Assumed Liabilities include, and the Greenbrier Parties shall not assume or be obligated pursuant to this Agreement or otherwise (except with respect to any express obligations under Section 2.11(g) or any other express obligation under this Agreement) for, any Liabilities arising out of or with respect to any of the following: (A) any breach of, default under (including a payment default), or failure to perform or comply with any of the terms of, any of the GBH Assigned Contracts occurring at or prior to the Closing, (B) any illegal, void or voidable GBH Assigned Contract or portion thereof, (C) any acts of negligence or other torts occurring at or prior to the Closing, (D) any violations of Law occurring at or prior to the Closing, or (E) any obligations for warranty and related obligations resulting from any work performed at or prior to the Closing.

“Greenbrier Loan” means the outstanding loan by the Greenbrier Member to the GBW Parties, made pursuant to the Credit Agreement, the Security Agreement and the Guaranty.

“Greenbrier Member” means GBH.

“Greenbrier Party” and “Greenbrier Parties” have the meanings set forth in the preamble.

“Greenbrier Pre-Contribution Liabilities” has the meaning set forth in Section 2.11(g)(i).

“Greenbrier Released Parties” has the meaning set forth in Section 6.5(b).

“Greenbrier Transfer Documents” has the meaning set forth in Section 2.5(b)(i).

“Guaranty” means that certain Guaranty, dated as of July 18, 2014, by GBW Operating Sub in favor of GBH (as agent of the lenders under the Credit Agreement).

“Hiring Party” has the meaning set forth in Section 3.2(a)(ii).

“Hollidaysburg Shop” means the Shop located at 585 Berwind Rd, Hollidaysburg, Pennsylvania 16648.

“Indemnified Taxes” means (a) any and all Taxes imposed on GBW, whether directly by a Governmental Authority or through a lease arrangement (including leases with Affiliates of any Party), for taxable periods ending on or before the Closing Date or for the portion of a Straddle Period ending on the Closing Date to the extent such Taxes have not been paid in full on or prior to the Closing Date, subject in any event to the provisions of the Tax Matrix (in the event of any conflict between the Tax Matrix and any other provision of this Agreement, the Tax Matrix shall in all cases govern and be controlling), and (b) reasonable out-of-pocket costs and expenses paid or incurred by the Parties to accounting firms, law firms or other third parties in connection with the preparation and filing of Tax Returns and in connection with any audit, assessment, investigation or Action by or against any Governmental Authority relating to such Taxes. Taxes for a Straddle Period shall be allocated to the portion of the period ending on the Closing Date, ratably based on the number of days in the period, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per diem basis.

“Information Sharing Agreements” means (a) the Information Sharing and Cooperation Agreement dated July 18, 2014 between GBW and Watco and (b) the Information Sharing and Cooperation Agreement dated July 18, 2014 between GBW and Greenbrier.

“Initial Transfer Date” has the meaning set forth in Section 3.2(a)(ii).

“JV Shops” means the Shops listed in Schedule B hereto.

“Law” means any provision of any federal, state, local, foreign, international, municipal or administrative order, constitution, law, common law and the law of equity, ordinance, judicial decision, writ, injunction, license, permit, regulation, rule, code, plan, statute or treaty of, and the departmental or regulatory policies and guidelines of, a Governmental Authority.

“Leased Personal Property” has the meaning set forth in Section 2.8.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“Management Employees” has the meaning set forth in Section 3.2(a)(i).

“Master Personal Property Lease Agreements” means (a) the Master Personal Property Lease Agreement, dated as of July 18, 2014, by and between GBW Operating Sub and Gunderson Rail Services LLC and (b) the Master Personal Property Lease Agreement, dated as of July 18, 2014, by and among GBW Operating Sub, Millennium and Watco Mechanical.

“Master Real Property Lease Agreements” means (a) the Master Real Property Lease Agreement, dated as of July 18, 2014, by and between GBW Operating Sub and Gunderson Railcar Services LLC and (b) the Master Real Property Lease Agreement, dated as of July 18, 2014, by and among GBW Operating Sub, Millennium and Watco Mechanical.

“Material Adverse Effect” means any event, circumstance, occurrence, state of fact, change in, or effect, that has a material adverse effect on the ability of an applicable Party to consummate such Party’s obligations regarding the Unwind Transactions.

“Mira Loma 2 Shop” means the Shop located at 4500 Etiwanda Ave., Mira Loma, California 91752.

“Omaha West Shop” means the Shop located at 13810 L Street, Omaha, Nebraska 68137.

“Operational Employees” has the meaning set forth in Section 3.2(a)(i).

“Order” means any judgment, injunction, order, writ, decree (including a consent decree), ruling or charge that is issued by a Governmental Authority.

“Organizational Documents” means (a) with respect to any corporation or limited liability company, its articles or certificate of incorporation or memorandum and articles of association and by-laws, (b) with respect to any other entity, its analogous governing documents, and (c) with respect to any trust, its trust agreement.

“Overland Park Sublease” means the Sublease (Overland Park, Kansas), dated May 15, 2015, by and between Watco and GBW Operating Sub.

“Permits” means any licenses, permits, orders, approvals, concessions, clearances, registrations, certificates (including certificates of occupancy), qualifications and other evidence of authority.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) statutory Liens in favor of lessors arising in connection with any real property leased by the GBW Parties from third parties, in each case for obligations that are not delinquent, and (c) with respect to the real property owned by the GBW Parties relating to the Omaha West Shop, recorded easements, rights of way, covenants, restrictions, reservations, exceptions and encroachments on, over or affecting any portion of such real property, and/or imperfections of title disclosed in any title policy or commitment for such real property, in each case which do not materially impair or interfere with the occupancy, operation or use by the Watco Parties of such real property or the Omaha West Shop, or zoning, building and other similar codes and regulations, provided that such zoning, building and other similar codes and regulations are not violated by the present use and operation of such real property and the Omaha West Shop.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Proceeding” means any action, suit or litigation.

“Second Amended and Restated GBW LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of GBW, to be entered into by the GBW Members at Closing, in the form attached hereto as Exhibit A;

“Security Agreement” means that certain Security Agreement, dated as of July 18, 2014, by and among GBW, GBW Operating Sub and GBH (as agent of the lenders under the Credit Agreement) and any other entity that joins as a guarantor.

“Services Agreements” means the Services Agreements listed in Sections 2.9(a)(viii) and 2.9(a)(ix); provided, however, that notwithstanding anything to the contrary, in the event of any conflict between the terms and provisions of the Services Agreements and this Agreement, the terms and provisions of this Agreement shall in all cases govern and be controlling.

“Shared Contract” has the meaning set forth in Section 2.2(e).

“Shares” means the issued share capital of GBW Canadian Sub.

“Sharing Ratio” means a GBW Member’s Sharing Ratio (as defined in the GBW LLC Agreement) as of the date of this Agreement.

“Shops” means the network of railcar repair, refurbishment and maintenance facility shops operated by GBW Operating Sub and “Shop” means an individual railcar repair, refurbishment and maintenance facility shop included in such network.

“Specs” has the meaning set forth in Section 2.2(f).

“Straddle Period” means a taxable period that includes, but does not end on, the Closing Date.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, environmental (including taxes under Code Section 59A), occupancy, license, occupation, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge of any kind whatsoever including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matrix” means the tax matrix attached hereto as Exhibit B.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that relates to GBW and its subsidiaries.

“Trade Accounts Payable” means the amounts included in the “Accounts Payable” line item on the Closing Date balance sheet of GBW (prepared and reflected on a consolidated basis with GBW Operating Sub). The Parties will cooperate to determine the final amounts as promptly as possible.

“Transaction Documents” means the Watco Transfer Documents, the Greenbrier Transfer Documents, the Second Amended and Restated GBW LLC Agreement and each other agreement or instrument to be entered into in connection with the transactions contemplated by this Agreement.

“Transfer Date” has the meaning set forth in Section 3.2(a)(ii).

“Transferred Employees” has the meaning set forth in Section 3.2(a)(ii).

“Transferred Management Employees” has the meaning set forth in Section 3.2(a)(ii).

“Transferred Operational Employees” has the meaning set forth in Section 3.2(a)(ii).

“Union Business Employee” means any Business Employee whose employment is subject to a CBA.

“Unwind Transactions” means the dissolution and winding up of GBW and GBW Operating Sub pursuant to this Agreement and the other transactions contemplated by this Agreement.

“Watco” has the meaning set forth in the preamble.

“Watco Assets” has the meaning set forth in Section 2.2(a).

“Watco Assigned Contracts” has the meaning set forth in Section 2.2(a)(i).

“Watco Assumed Liabilities” means (a) the Trade Accounts Payable relating to the Watco Shops and JV Shops, and (b) the Liabilities of the GBW Parties under the Watco Assigned Contracts, arising at any time after the Closing relating to periods after the Closing; provided that in no event shall the Watco Assumed Liabilities include, and the Watco Parties shall not assume or be obligated pursuant to this Agreement or otherwise (except with respect to any express obligations under Section 2.11(g) or any other express obligation under this Agreement) for, any Liabilities arising out of or with respect to any of the following: (A) any breach of, default under (including a payment default), or failure to perform or comply with any of the terms of, any of the Watco Assigned Contracts occurring at or prior to the Closing, (B) any illegal, void or voidable Watco Assigned Contract or portion thereof, (C) any acts of negligence or other torts occurring at or prior to the Closing, (D) any violations of Law occurring at or prior to the Closing, or (E) any obligations for warranty and related obligations resulting from any work performed at or prior to the Closing.

“Watco Equalization Consideration” means the aggregate sum of US $5,000,000.

“Watco Loans” means the outstanding loans by the Watco Members to the GBW Parties, made pursuant to the Credit Agreement, the Security Agreement and the Guaranty.

“Watco Manager” has the meaning set forth in Section 2.1(b).

“Watco Members” means Watco Mechanical and Millenium.

“Watco Party” and “Watco Parties” have the meanings set forth in the preamble.

“Watco Pre-Contribution Liabilities” has the meaning set forth in Section 2.11(g)(i).

“Watco Released Parties” has the meaning set forth in Section 6.5(a).

“Watco Shops” means the Shops listed in Schedule C hereto.

“Watco Transfer Documents” has the meaning set forth in Section 2.5(c)(i).

“Watco Transferred Permits” has the meaning set forth in Section 2.2(a)(vi).

Section 1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular have the same meaning when used in the plural, and vice versa.

(c) References to “Sections,” “Exhibits” and “Schedules” refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(d) The words “include”, “includes”, or “including” and words of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(e) Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II.

DISSOLUTION OF GBW AND GBW OPERATING SUB

Section 2.1 Dissolution of GBW and GBW Operating Sub.

(a) GBH, Millenium, Watco Mechanical and GBW acknowledge and agree that GBW and GBW Operating Sub will, as of the Closing, be dissolved pursuant to Section 8.1(a)(1) of the Second Amended and Restated GBW LLC Agreement, and Section 5.1(a) of the GBW Operating Sub LLC Agreement, and GBH, Millenium, Watco Mechanical and GBW desire and agree to proceed with the winding up of GBW and GBW Operating Sub in accordance with this

Agreement. From and after the Closing, the Parties will proceed with winding up (i) the affairs of GBW in accordance with the terms of this Agreement, the Second Amended and Restated GBW LLC Agreement and the Delaware Act, and (ii) the affairs of GBW Operating Sub in accordance with the terms of this Agreement, the GBW Operating Sub LLC Agreement and the Delaware Act. In the event of any conflict between the terms and provisions of the Second Amended and Restated GBW LLC Agreement or the GBW Operating Sub LLC Agreement and this Agreement, the terms and provisions of this Agreement shall in all cases govern and be controlling.

(b) GBH, Millenium, Watco Mechanical, GBW and GBW Operating Sub acknowledge and agree that no further actions are required by the Board of Managers of GBW or GBW Operating Sub or their respective officers with respect to the Unwind Transactions, and each person holding any position as Manager on the Board of Managers of GBW shall be deemed removed, simultaneously with the Closing, from such position by the GBW Member(s) appointing such Manager (subject to continuation of Rick Turner and Rick Webb as Managers as provided herein below and in the Second Amended and Restated GBW LLC Agreement), provided, however, that one representative designated from time to time by Watco Mechanical (the “Watco Manager”) by written notice to GBH and one representative designated from time to time by GBH (the “GBH Manager”) by written notice to Watco Mechanical shall hold the positions of the two Managers of GBW, solely for purposes of implementing this Agreement and winding up GBW and GBW Operating Sub and signing and filing any additional documents, instruments or tax returns as may be necessary or advisable for purposes of winding up GBW and GBW Operating Sub. The initial GBH Manager shall be Rick Turner and the initial Watco Manager shall be Rick Webb.

(c) At such time as may be agreed by the Watco Manager and the GBH Manager following completion of the winding up of GBW, GBW shall be terminated by filing a certificate of cancellation with the Delaware Secretary of State and making any other filings required by applicable Law. At such time as may be agreed by the Watco Manager and the GBH Manager following completion of the winding up of GBW Operating Sub, GBW Operating Sub shall be terminated by filing a certificate of cancellation with the Delaware Secretary of State and making any other filings required by applicable Law.

Section 2.2 Transfer of Assets. Subject to the terms and conditions hereof, at the Closing:

(a) Transfers to Millenium or Watco Mechanical. Upon the terms and subject to the conditions of this Agreement, as of the Closing, the Parties will cause GBW and GBW Operating Sub to assign, transfer and convey to Millenium or Watco Mechanical (respectively with respect to the applicable Watco Shop or JV Shop as indicated on Schedule B and Schedule C), all right, title and interest in and to the following assets relating to the Watco Shops and the JV Shops, free and clear of all Liens other than Permitted Liens (collectively, the “Watco Assets”):

(i) the Contracts to which GBW or GBW Operating Sub are parties relating specifically to any one or more of the Watco Shops or JV Shops, including those Contracts set forth on Schedule 2.2(a)(i) (the “Watco Assigned Contracts”);

(ii) the owned real property (including improvements) relating to the Omaha West Shop;

(iii) the tangible personal property, including furniture, equipment and inventory (including work in process), and vehicles, located at the Watco Shops and JV Shops, and any and all rights, titles or interests of the GBW Parties in or to any leasehold improvements located at or relating to any of the Watco Shops or JV Shops;

(iv) the accounts receivable relating to the Watco Shops and JV Shops (including unbilled work in process at the Watco Shops and JV Shops as of Closing);

(v) all lists of present and, to the extent available, potential customers and all goodwill and going concern value associated with the Watco Shops and JV Shops;

(vi) all transferrable licenses, permits, registrations, authorizations, use agreements, orders or approvals of Governmental Authorities related to the Watco Shops and JV Shops (the “Watco Transferred Permits”), including, without limitation, the Watco Transferred Permits set forth on Schedule 2.2(a)(vi);

(vii) the furniture, fixtures, equipment and leasehold improvements located in the office space leased or sub-leased by the Watco Parties and their Affiliates to the GBW Parties;

(viii) any other physical assets of the GBW Parties located at or used in the Watco Shops or the JV Shops; and

(ix) originals or copies of all books, records, files and papers, whether in hard copy or electronic format, used in or related to the Watco Shops and the JV Shops, including sales and advertising materials, sales and purchase correspondence, and lists of present and former suppliers.

(b) Transfers to GBH. Upon the terms and subject to the conditions of this Agreement, as of the Closing, the Parties will cause GBW and GBW Operating Sub to assign, transfer and convey to GBH all right, title and interest in and to the following assets relating to the GBH Shops (except the GBH Shops owned by GBW Canadian Sub which will be transferred to GBH via transfer of the Shares as set forth below) and the Mira Loma 2 Shop as specifically set forth below, free and clear of all Liens other than Permitted Liens (collectively, the “GBH Assets”):

(i) the Contracts to which GBW or GBW Operating Sub are parties relating specifically to any one or more of the GBH Shops, including those Contracts set forth on Schedule 2.2(b)(i) (the “GBH Assigned Contracts”);

(ii) the tangible personal property, including furniture, equipment and inventory (including work in process), and vehicles, located at the GBH Shops and the Mira Loma 2 Shop (or the proceeds therefrom as applicable), and any and all rights, titles or interests of the GBW Parties in or to any leasehold improvements located at or relating to any of the GBH Shops or the Mira Loma 2 Shop;

(iii) the accounts receivable relating to the GBH Shops (including unbilled work in process at the GBH Shops as of Closing);

(iv) all lists of present and, to the extent available, potential customers and all goodwill and going concern value associated with the GBH Shops;

(v) all transferrable licenses, permits, registrations, authorizations, use agreements, orders or approvals of Governmental Authorities related to the GBH Shops (the “GBH Transferred Permits”), including, without limitation, the GBH Transferred Permits set forth on Schedule 2.2(b)(v);

(vi) the Shares;

(vii) the furniture, fixtures, equipment and leasehold improvements located in the office space leased or sub-leased by the Greenbrier Parties and their Affiliates to the GBW Parties;

(viii) any other physical assets of the GBW Parties located at or used in the GBH Shops or the Mira Loma 2 Shop;

(ix) all intellectual property (other than trade names, but including all information technology development projects relating to the Entrust Billing System, Syspro System, Human Capital Management, Concur T&E System, Intelex Safety and QA System and Email System, and any other software applications or systems) used by the GBW Parties in their operations as of Closing (subject to the obligation of Greenbrier to provide services to the GBW Parties and to the Watco Parties pursuant to the Services Agreement referred to in Section 2.9(a)(viii)); and

(x) originals or copies of all books, records, files and papers, whether in hard copy or electronic format, used in or related to the GBH Shops, including sales and advertising materials, sales and purchase correspondence, and lists of present and former suppliers.

(c) Transfers of Management Related Assets. It is the intention of the Parties that except as expressly provided herein the personal computer equipment and cell phone used exclusively by each Management Employee in the performance of his or her duties and owned by the GBW Parties will be transferred to the GBW Member (or its Affiliate) that hires such Management Employee at the time such Management Employee is hired by such GBW Member (or its Affiliate).

(d) Retention or Transfers of Remaining Assets.

(i) The GBW Parties shall retain, and not transfer, each of the Contracts listed on Schedule 2.2(d)(i) (each a “GBW Retained Contract”), and the GBH Manager and the Watco Manager will use commercially reasonable efforts to seek from the counterparty to any such GBW Retained Contract (at such time as such GBW Retained Contract is not reasonably required for purposes of the winding up of GBW and GBW Operating Sub) a termination of that Contract on commercially reasonable terms (with the GBW Parties responsible for all costs, expenses, penalties and residual or other termination payments or other liabilities relating thereto, subject to obligations of the GBW Members under Section 2.11(g)), all as determined by the Watco Manager and the GBH Manager.

(ii) To the extent not otherwise distributed, transferred or retained pursuant to this Section 2.2 or Section 2.6(b), the remaining assets of GBW and GBW Operating Sub shall be distributed or transferred from time to time as determined by the Watco Manager and the GBH Manager to the GBW Members pursuant to Section 8.2(b) of the Second Amended and Restated GBW LLC Agreement.

(e) Shared Contracts. To the extent that any Contract of the GBW Parties, other than any GBW Retained Contract, relates to both GBH Shops on the one hand and Watco Shops or JV Shops on the other hand (each a “Shared Contract”, including those listed on Schedule 2.2(e)), the GBH Manager and the Watco Manager will use commercially reasonable efforts to seek from the counterparty to any such Shared Contract a bifurcation and restatement of that Contract on commercially reasonable terms as determined by the Watco Manager and the GBH Manager that results, consistent with the purposes and intent of this Agreement, in two separate agreements, one solely between the counterparty and GBH and another solely between the counterparty and the Watco Members.

(f) Drawings and Specifications. The Parties agree that all drawings, specifications, and other technical materials (collectively, “Specs”) provided by, or relating to the products of, any Greenbrier Party or any Affiliate thereof, are and shall remain the sole and exclusive property of the Greenbrier Parties and their Affiliates, and all Specs provided by, or relating to the products of, any Watco Party or any Affiliate thereof are and shall remain the sole and exclusive property of the Watco Parties and their Affiliates. Each of the Watco Parties and the GBW Parties acknowledges and agrees that it has no ownership right or other interest in such Specs that are the property of the Greenbrier Parties and their Affiliates; provided, however, that the Greenbrier Parties hereby grant to each of the Watco Parties and the GBW Parties a limited, non-exclusive, fully paid-up, royalty-free license to use such Specs solely to the extent necessary to complete any work-in-process or retrofit projects existing or scheduled as of the Closing or to complete any warranty work relating to work performed or in process at the Shops at or prior to Closing, but in no event longer than ninety (90) days after Closing or until all scheduled retrofit projects are completed, whichever is later, after which time each of the Watco Parties and the GBW Parties will destroy all such Specs in their possession or control, subject to Section 2.2(g). Each of the Greenbrier Parties and the GBW Parties acknowledges and agrees that it has no ownership right or other interest in such Specs that are the property of the Watco Parties and their Affiliates; provided, however, that the Watco Parties hereby grant to each of the Greenbrier Parties and the GBW Parties a limited, non-exclusive, fully paid-up, royalty-free license to use such Specs solely to the extent necessary to complete any work-in-process or retrofit projects existing or scheduled as of the Closing or to complete any warranty work relating to work performed or in process at the Shops at or prior to Closing, but in no event longer than ninety (90) days after Closing or until all scheduled retrofit projects are completed, whichever is later, after which time each of the Greenbrier Parties and the GBW Parties will destroy all Specs in their possession or control, subject to Section 2.2(g). To the extent that after the periods specified in this Section 2.2(f), any Party requires access to any Spec of any other Party to complete any warranty work or for any other reasonable purpose relating to work performed, in process or scheduled at or prior to Closing at any of the Shops transferred to the requesting Party, such other Party shall provide access to such Spec to such requesting Party and grant such requesting Party a limited, non-exclusive, fully paid-up, royalty-free license to use such Spec for such reasonable purpose.

(g) Document Retention. Notwithstanding any provision of this Agreement to the contrary, (i) any Party may retain and use a copy of any Specs, any Confidential Information, or copies of the books, records, files and papers of the GBW Parties, whether in hard copy or electronic format, (A) as may be required by law, or a regulatory agency or competent listing authority, (B) as may be consistent with industry best practices for document, information or records retention for legal and compliance purposes only, (C) in accordance with customer or other third party contractual requirements, or (D) to such extent as such Party reasonably determines is advisable to address or respond to any existing or future warranty claims, and (ii) a Party shall not be required to destroy any computer records or files. Subject to the foregoing provisions of this Section 2.2(g), any such retained copies, computer records or files shall otherwise remain subject to the terms of this Agreement and the Confidentiality Agreement.

(h) Transfer of Data. The Parties will cooperate in good faith to transfer to each other Party any data and records contained within the core application systems, including the Entrust Billing System, Perceptive System, BLIP System, SYSPRO Financial System, Intelex Safety QA System and Email System, as well as Human Capital Management records (i.e. ADP records) which were generated with respect to the GBW Parties prior to or during the implementation of this Agreement, and which may reasonably be required by a Party (the “Data”). Such transfer must be requested by a Party reasonably promptly following Closing to enable such transfer to be completed by December 1, 2018, and access to Data will be terminated on December 31, 2018, except as otherwise (i) provided in this Agreement (including in Section 2.11(b)), (ii) provided in the Services Agreements, (iii) reasonably required for a requesting Party’s accounting or tax purposes, (iv) reasonably required to address or respond to any existing or future warranty claims, or (v) determined by the GBH Manager and the Watco Manager. Data will be transferred pursuant to this Section 2.2(h) in such form and media as may be reasonably required for the requesting Party to migrate, translate and utilize such Data to and in standard core application systems. Access to Data pursuant to the foregoing provisions after December 31, 2018 shall be promptly provided by the Party with applicable Data to the Party requesting such Data, which requesting Party shall promptly pay any reasonable out-of-pocket expenses (including reasonable actual labor costs) incurred by the Party providing access to such Data; provided, however, that the Parties will use their commercially reasonable best efforts to transfer all Data prior to December 31, 2018 and provided further than no Party may request access to Data in a manner or frequency that is unreasonably burdensome on the Party providing access to such Data.

Section 2.3 Assumption of Liabilities. Subject to the terms and conditions hereof, at the Closing:

(a) Assumption by Millenium and Watco Mechanical. Millenium and Watco Mechanical will assume the Watco Assumed Liabilities to the extent outstanding as of or arising on or after the Closing. The Watco Assumed Liabilities will be allocated between Millenium and Watco Mechanical based upon the Shops transferred to each of them. Except for the Watco

Assumed Liabilities and the Watco Loans, the Watco Parties shall not assume or otherwise become obligated to pay when due, perform or discharge, as applicable, any Liabilities of the GBW Parties except as expressly provided in this Agreement and the Transaction Documents. Without limiting the foregoing, the Watco Parties shall not assume or otherwise become obligated to pay when due, perform or discharge, as applicable, any Liabilities relating to flooding of the Hollidaysburg Shop prior to Closing (including, without limiting the foregoing, any accruals, costs, expenses, damages, remediation and reserves with respect to such flooding of the Hollidaysburg Shop, whether arising or incurred prior to or following Closing, but only to the extent not covered by applicable insurance proceeds, and subject also to obligations of the GBW Members under Section 2.11(g)).

(b) Assumption by GBH. GBH will assume the Greenbrier Assumed Liabilities to the extent outstanding as of or arising on or after the Closing. Except for the Greenbrier Assumed Liabilities and the Greenbrier Loan, the Greenbrier Parties shall not assume or otherwise become obligated to pay when due, perform or discharge, as applicable, any Liabilities of the GBW Parties except as expressly provided in this Agreement and the Transaction Documents.

(c) Assumption of Loans. The GBW Parties confirm that the current balance owed under each of the Watco Loans and the Greenbrier Loan are valid obligations of the GBW Parties immediately prior to the Closing, and are reflected on the balance sheet of the GBW Parties for the principal amount of such loans outstanding, and accrued interest and any other amounts due pursuant to the Credit Agreement. The Watco Loans and the obligations and Liabilities of GBW and GBW Operating Sub under the Credit Agreement solely with respect to the Watco Loans are assigned to and assumed by each of the Watco Members at Closing, proportionate to their relative Sharing Ratios, in connection with the distribution of the Watco Assets to Millennium and Watco Mechanical. The Greenbrier Loan and the obligations and Liabilities of GBW and GBW Operating Sub under the Credit Agreement solely with respect to the Greenbrier Loan are assigned to and assumed by the Greenbrier Member at Closing in connection with the distribution of the GBH Assets to GBH. The Parties confirm that such loans are not being discharged or forgiven in connection with such distributions, but rather are being assumed. In connection with the transfer of each Shop, the applicable loan collateral relating to that Shop will be transferred to the new owner of such Shop as provided in Section 2.2, subject to the assumption of the Greenbrier Loan and the Watco Loans as described in this Section 2.3(c). In the event that any of such loan collateral is not located at the appropriate Shop, the GBH Manager and the Watco Manager will determine a fair method of adjustment or facilitate return to the applicable Shop.

Section 2.4 Watco Payment. At the Closing, Watco shall pay to GBH the Watco Equalization Consideration.

Section 2.5 Closing.

(a) Closing Date. The closing of the Unwind Transactions (the “Closing”) will take place remotely (via electronic delivery and release of deliveries contemplated by this Section 2.5 with delivery of originals within 10 days following Closing with respect to recordable documents) at 12:01 a.m. on the first Business Day on which all of the Parties have signed this Agreement (the “Closing Date”).

(b) GBW and GBW Operating Sub Deliveries To GBH at Closing. At the Closing, GBW and GBW Operating Sub shall deliver or cause to be delivered to GBH the following:

(i) bills of sale and assignments for the GBH Assets, in the forms set forth in Exhibit C attached hereto (the “Greenbrier Transfer Documents”), duly executed by GBW and GBW Operating Sub;

(ii) [Reserved];

(iii) the non-foreign affidavit in the applicable form included in Exhibit F attached hereto, as required pursuant to Section 1446(f)(2) of the Code, stating that each of GBW and GBW Operating Sub is not a “foreign person” as defined in such Code section;

(iv) all Consents listed on Schedule 2.5(b)(iv), which shall be in full force and effect;

(v) all originals or copies of the books, records, files and papers, whether in hard copy or electronic format, maintained by or in the possession of the GBW Parties and used in the conduct of the Business that relate specifically to the GBH Assets or the GBH Shops; and

(vi) the stock certificate(s) evidencing the Shares.

(c) GBW and GBW Operating Sub Deliveries To Watco Members at Closing. At the Closing, GBW and GBW Operating Sub shall deliver or cause to be delivered to the Watco Members the following:

(i) bills of sale and assignments for the Watco Assets, in the form set forth in Exhibit D attached hereto, and a special warranty deed for the Omaha West Shop, in the form set forth in Exhibit E attached hereto (collectively, the “Watco Transfer Documents”), all duly executed by GBW and GBW Operating Sub;

(ii) [Reserved];

(iii) the non-foreign affidavit in the applicable form included in Exhibit F attached hereto, as required pursuant to Section 1446(f)(2) of the Code, stating that each of GBW and GBW Operating Sub is not a “foreign person” as defined in such Code section;

(iv) all Consents listed on Schedule 2.5(c)(iv), which shall be in full force and effect; and

(v) all originals or copies of the books, records, files and papers, whether in hard copy or electronic format, maintained by or in the possession of the GBW Parties and used in the conduct of the Business that relate specifically to the Watco Assets or the Watco Shops or JV Shops.

(d) GBH Deliveries at Closing. At the Closing, GBH shall execute and deliver or cause to be executed and delivered to the Watco Members the following:

(i) Greenbrier Transfer Documents, duly executed by the Greenbrier Parties that are signatories thereto;

(ii) Second Amended and Restated GBW LLC Agreement, duly executed by GBH;

(iii) [Reserved];

(iv) the non-foreign affidavit in the applicable form included in Exhibit F attached hereto, as required pursuant to Section 1446(f)(2) of the Code, stating that each of the Greenbrier Parties is not a “foreign person” as defined in such Code section;

(v) all Consents listed on Schedule 2.5(d)(v), which shall be in full force and effect;

(vi) the termination agreements referred to in Section 2.9(a);

(vii) all originals or copies of the books, records, files and papers, whether in hard copy or electronic format, maintained by or in the possession of the Greenbrier Parties that relate specifically to the Watco Assets or the Watco Shops or JV Shops, except to the extent of duplicate copies already possessed by the Watco Parties, which copies shall be destroyed by the Greenbrier Parties subject to the provisions of Section 2.2(g); and

(viii) copies of documentation of the Greenbrier Parties, in form and substance reasonably acceptable to the Watco Members, evidencing the appropriate approvals and authorizations of the Unwind Transactions by the Greenbrier Parties.

(e) Watco Deliveries at Closing. At the Closing, the Watco Members shall execute and deliver or cause to be executed and delivered to GBH the following:

(i) Watco Transfer Documents, duly executed by the Watco Parties that are signatories thereto;

(ii) Second Amended and Restated GBW LLC Agreement, duly executed by Millenium and Watco Mechanical;

(iii) [Reserved];

(iv) the non-foreign affidavit in the applicable form included in Exhibit F attached hereto, as required pursuant to Section 1446(f)(2) of the Code, stating that each of the Watco Parties is not a “foreign person” as defined in such Code section;

(v) all Consents listed on Schedule 2.5(e)(v), which shall be in full force and effect;

(vi) all originals or copies of the books, records, files and papers, whether in hard copy or electronic format, maintained by or in the possession of the Watco Parties that relate specifically to the GBH Assets or the GBH Shops, except to the extent of duplicate copies already possessed by the Greenbrier Parties, which copies shall be destroyed by the Watco Parties subject to the provisions of Section 2.2(g);

(vii) copies of documentation of the Watco Parties, in form and substance reasonably acceptable to GBH, evidencing the appropriate approvals and authorizations of the Unwind Transactions by the Watco Parties; and

(viii) the Watco Equalization Consideration, by wire transfer of immediately available funds to such accounts as shall be specified by GBH in writing at least two Business Days prior to the Closing Date.

(f) Possession. At the Closing, GBW and GBW Operating Sub shall deliver possession of the GBH Assets to GBH, and shall deliver possession of the Watco Assets to Millenium and Watco Mechanical as specified in Schedule 2.2(a), as of the opening of business on the Closing Date.

Section 2.6 Closing Cash Adjustments.

(a) Contributions. Each GBW Member shall make a contribution in accordance with its Sharing Ratio to the capital of GBW, to the extent expressly provided for in this Agreement or as otherwise approved by both the GBH Manager and Watco Manager, to cover any approved expenses of GBW and GBW Operating Sub known on the Closing Date, including severance payable to Management Employees who are not Transferred Employees pursuant to Section 3.2, and any statutory reserve, and will be obligated to fund its share of any expenses or Liabilities of the GBW Parties as provided herein.

(b) Cash on Hand. All cash on hand of any GBW Party at Closing or paid to any GBW Party pursuant to this Agreement shall remain with such GBW Party to pay obligations of such GBW Party (and may be transferred among the GBW Parties as approved by both the GBH Manager and Watco Manager), with any remaining cash balance to be distributed or transferred to the Greenbrier Member and Watco Members (in accordance with their Sharing Ratios) on December 31, 2018, less any necessary reserve amount determined by both the GBH Manager and Watco Manager and used or distributed as determined by both the GBH Manager and Watco Manager.

(c) Refunds; Trailing Payments. For a period of time from and after December 31, 2018 as determined by GBH in its reasonable discretion, GBH shall monitor the bank accounts of GBW and GBW Operating Sub and distribute to the Greenbrier Member and Watco Members (in accordance with their Sharing Ratios) any rebates, refunds or other trailing payments made to such accounts, except that any rebates, refunds or other trailing payments which by their nature should reasonably be paid in full or in accordance with some other allocation to the Greenbrier Member and/or the Watco Members as reasonably determined by the GBH Manager and the Watco Manager.

Section 2.7 Mira Loma 2. Union Pacific has provided notice to GBW of its election to terminate the agreement relating to the Mira Loma 2 Shop effective September 19, 2018. As a result, except as specifically set forth in Section 2.2(b), all aspects of the Mira Loma 2 Shop, including its operations, assets, liabilities, and employees, will remain with GBW and will not be transferred to either of the GBW Members. Each of GBH, on the one hand, and the Watco Members, on the other hand, shall bear fifty percent (50%) of any and all costs, liabilities or expenses associated with the termination and winding up of the business at the Mira Loma 2 Shop.

Section 2.8 Existing Leases. In that the Master Personal Property Lease Agreements and Master Real Property Lease Agreements (the “Existing Leases”) will terminate as of Closing, rental payments shall cease accruing in connection with all the Existing Leases upon Closing. In the event leased personal property (“Leased Personal Property”) has been transferred to a Shop that will not be in the control of the Party that owns the Leased Personal Property, then, as determined by the GBH Manager and the Watco Manager, either (a) the Party in possession of the Leased Personal Property will purchase such Leased Personal Property from the Party that owns such property at a mutually agreed price and upon mutually agreed terms as determined by the GBH Manager and the Watco Manager, or (b) the GBH Manager and the Watco Manager will cause GBW Operating Sub to transfer such Leased Personal Property to a Shop controlled by the Party that owns the Leased Personal Property on or before the Closing Date.

Section 2.9 Terminations.

(a) The following existing agreements will terminate effective as of the Closing (or on September 19, 2018 as to any such agreements that are necessary for the continuation of the Mira Loma 2 Shop in accordance with Section 2.7, or at such other time as specifically set forth below), without any further action by the Parties (except that Greenbrier will cause to be delivered to the Watco Members, as of Closing, written agreement to such terminations by (i) Gunderson Rail Services LLC with respect to items (ii) and (iii) of this Section 2.9(a), and (ii) James A. Cowan, with respect to items (x) and (xi) of this Section 2.9(a)):

(i) Contribution Agreement;

(ii) Master Personal Property Lease Agreements;

(iii) Master Real Property Lease Agreements;

(iv) Credit Agreement, such termination effective immediately following the Closing;

(v) Security Agreement;

(vi) Guaranty;

(vii) Tucson Facility Services Agreement between Greenbrier and GBW, dated July 18, 2014;

(viii) Services Agreement between Greenbrier and GBW, dated July 18, 2014, such termination effective as of December 31, 2018 (except that Section 5 thereof and the sections thereof referenced in Section 8.5 thereof which shall survive such termination, and except that such Services Agreement shall be deemed amended, effective as of Closing, in the respects described in Schedule 2.9(a)(viii));

(ix) Services Agreement between Watco and GBW, dated July 18, 2014, such termination effective as of December 31, 2018 (except that Section 5 thereof and the sections thereof referenced in Section 8.5 thereof which shall survive such termination, and except that such Services Agreement shall be deemed amended, effective as of Closing, in the respects described in Schedule 2.9(a)(ix));

(x) Secondment Agreement among Greenbrier, GBW, James A. Cowan and Watco, dated July 18, 2014;

(xi) Amendment to Employment Agreement between Greenbrier and James A. Cowan, dated July 18, 2014;

(xii) Employment Transition and Management Agreement among Greenbrier, GBW and Watco, dated July 18, 2014;

(xiii) Side Letter Agreement between GBW and Watco Mechanical, dated July 18, 2014;

(xiv) Side Letter Agreement between GBW and Millennium, dated July 18, 2014;

(xv) Side Letter Agreement between GBW and GBH, dated July 18, 2014;

(xvi) Email Correspondence between Matt McKenzie of Watco and Mark Rittenbaum of Greenbrier dated July 18, 2014, regarding the accounting treatment of GBH’s ownership interest in GBW; and

(xvii) Overland Park Sublease.

(b) Termination of Agreements. Without limiting the releases set forth in this Agreement, the Parties will be released from any further obligation under or with respect to any Contracts that are terminated as part of the Unwind Transactions except to the extent provided in this Section 2.9 and except for rental, lease and other payments relating to the period prior to termination of such Contracts and the lenders under the Credit Agreement will execute and deliver all documents necessary to terminate of record any security interests arising under the Security Agreement.

Section 2.10 Information Sharing.

(a) The Information Sharing Agreements will survive the dissolution of GBW and GBW Operating Sub and terminate without any further action by the Parties upon the later of the termination of GBW or the termination of GBW Operating Sub; provided that the Parties agree that no further audits of the financial statements of GBW or GBW Operating Sub shall be conducted except as otherwise provided in this Section 2.10(a). The GBW Members will consider whether applicable accounting standards require, or it is otherwise prudent, that an audit of the financial statements of any one or more of the GBW Parties be performed hereafter; provided, however, that in the event any GBW Member requires additional accounting services (including any audit) other than those services that are required by both the Watco Members and GBH Member for reporting purposes in connection with the Unwind Transactions or the dissolution of the GBW Parties, the GBW Member requiring such services shall pay such expenses; provided further, and notwithstanding anything in this Section 2.10(a) to the contrary, in the event the Closing is extended to a date on or after August 31, 2018, then an audit of the financial statements of the GBW Parties will be performed by Grant Thornton and GBW shall pay the expenses of such audit.

(b) From and after the termination of the Information Sharing Agreements, upon the request of the Watco Parties and Greenbrier Parties, at the requesting Party’s expense (which shall be limited to reasonable out-of-pocket expenses except as provided otherwise in the Services Agreements), the other Parties agree to reasonably cooperate in providing information regarding the GBW Parties to the extent that the requesting Party requires such information in order to comply with reporting, disclosure, filing, record retention or other requirements (including under applicable securities or tax Laws, rules or regulations) by a Governmental Authority having jurisdiction over such Party or national securities exchange on which its securities are traded, including in connection with any offering of securities by such Party, or to comply with reporting or disclosure requirements under any credit agreement, indenture or other contractual obligation for borrowed money.

Section 2.11 Post-Closing Obligations of the Parties.

(a) Further Assurances. Each Party shall, from time to time following the Closing, at any other Party’s request and without further consideration, perform such acts and execute and deliver to such requesting Party such other and further instruments, documents and other considerations as such requesting Party may reasonably request for the more effective consummation of the Unwind Transactions and the satisfaction by such requesting Party of its obligations under this Agreement, including without limitation the transfer of vehicle titles for any vehicles included in the GBH Assets or the Watco Assets, as applicable.

(b) Access to Records. Subject to applicable anti-trust laws, for a period of seven (7) years following the Closing Date (or until their termination in the case of GBW and GBW Operating Sub), each Party shall maintain and allow any other Party the right, at its reasonable out-of-pocket cost and expense, to inspect and copy from time to time upon such other Party’s reasonable request, such maintaining Party’s books and records relating to the GBW Parties and the Business for the three-year period immediately preceding the Closing Date, as shall be necessary for the inspecting Party’s or its Affiliates’ preparation of any federal, state or local tax returns relevant to the GBW Parties or for any other reasonable purpose. Notwithstanding the foregoing or anything else herein to the contrary, none of the Greenbrier Parties or the Watco Parties shall be required to maintain any records that have been transferred to the other in accordance with Section 2.2(h) or otherwise, and a Party may delete such records once transferred. A Party receiving a transfer of records under Section 2.2(h) or otherwise shall provide promptly, upon the transferring Party’s request, written confirmation of the receipt and adequacy of such records.

(c) Discharge of Liabilities.

(i) Subject to any applicable statute of limitations and any valid defenses or setoffs, from and after the Closing Date, Greenbrier shall, or shall cause its Affiliates to, timely pay, satisfy and/or discharge in accordance with past practice or otherwise deal with all of the Greenbrier Assumed Liabilities, in such a manner as to prevent claims against Watco Parties with respect to the Greenbrier Assumed Liabilities.

(ii) Subject to any applicable statute of limitations and any valid defenses or setoffs, from and after the Closing Date, Watco shall, or shall cause its Affiliates to, timely pay, satisfy and/or discharge in accordance with past practice or otherwise deal with all of the Watco Assumed Liabilities, in such a manner as to prevent claims against Greenbrier Parties with respect to the Watco Assumed Liabilities.

(d) Settlement of Property. In the event that any Party discovers that it possesses or receives any property (including, but not limited to, cash, personalty, contracts, and books and records or other documents) on or after Closing that is or should be the property of any other Party in accordance with the terms of this Agreement, such discovering or receiving Party shall provide all such property to the appropriate Party within five (5) days of such discovery or receipt or, if impractical to do so, will notify the appropriate Party within such five (5) day period and deliver such property promptly thereafter.

(e) Allocations. The Parties will allocate all expenses relating to the Business to the date of Closing (other than Taxes which are addressed in Article VI) consistent with the Greenbrier Assumed Liabilities and Watco Assumed Liabilities, based upon the respective periods of ownership of applicable assets for the calendar year, or other applicable fiscal period in which the Closing occurs.

(f) Warranty Claims. Warranty claims relating to any work performed by the GBW Parties at any of the Shops shall be addressed as determined by the joint agreement of the GBH Manager and the Watco Manager; provided, however, that in the event that the GBH Manager and the Watco Manager cannot so agree on how to address a warranty claim within thirty (30) days after such warranty claim has been acknowledged or brought to the attention of the GBH Manager and the Watco Manager in writing, warranty claims relating to any work performed at any of the Shops shall be addressed in accordance with the following:

(i) GBH Shops. Each of GBH, on the one hand, and the Watco Members, on the other hand, shall bear fifty percent (50%) of the actual cost necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at GBH Shops by the GBW Parties, and GBH shall bear one hundred percent (100%) of any and all costs necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at GBH Shops prior to operation of such GBH Shops by the GBW Parties or after the Closing.

(ii) Watco Shops. Each of GBH, on the one hand, and the Watco Members, on the other hand, shall bear fifty percent (50%) of the actual cost necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at Watco Shops and the Omaha West Shop by the GBW Parties, and the Watco Members shall bear one hundred percent (100%) of any and all costs necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at Watco Shops or the Omaha West Shop prior to operation of such Watco Shops or the Omaha West Shop by the GBW Parties or after the Closing.

(iii) JV Shops. Each of GBH, on the one hand, and the Watco Members, on the other hand, shall bear fifty percent (50%) of the actual cost necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at JV Shops (other than the Omaha West Shop) by the GBW Parties, and the Watco Members shall bear one hundred percent (100%) of any and all costs necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at JV Shops (other than the Omaha West Shop) after the Closing.

(iv) Mira Loma 2 Shop. Each of GBH, on the one hand, and the Watco Members, on the other hand, shall bear fifty percent (50%) of the actual cost necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at the Mira Loma 2 Shop prior to September 19, 2018, provided, however, that GBH shall bear one hundred percent (100%) of any and all costs necessary to perform any warranty work (including actual cost of labor, parts and materials used in such warranty work and applicable rail freight costs) relating to work performed at the Mira Loma 2 Shop prior to operation of such Mira Loma 2 Shop by the GBW Parties.

(v) Location of Work. Work as provided for in this Section 2.11(f) with respect to warranty claims relating to any work originally performed at a Shop will be performed at such Shop, except to the extent otherwise agreed by the GBH Manager and the Watco Manager.

(vi) Resolution of Pending Claims. Notwithstanding any other provision of this Section 2.11(f), work remaining to be performed with respect to outstanding warranty claims that relate to any work originally performed at a Shop and that are known to the GBW Members as of Closing must be resolved by mutual agreement of the GBH Manager and the Watco Manager.

(g) Liabilities; Capital Contributions.

(i) The Watco Members and the Greenbrier Member agree to make additional capital contributions to GBW when and as called by GBW to satisfy costs, expenses and Liabilities incurred by the GBW Parties (other than costs, expenses and Liabilities included in the Greenbrier Assumed Liabilities or Watco Assumed Liabilities). Such additional capital contributions shall be made in accordance with each GBW Member’s Sharing Ratio, except that (A) the Watco Members will contribute an amount equal to 100% of such costs, expenses and Liabilities that arise out of the ownership or operation of assets or businesses by members of the Watco Parties prior to their contribution to the GBW Parties (the “Watco Pre-Contribution Liabilities”) and (B) the Greenbrier Member will contribute an amount equal to 100% of such costs, expenses and Liabilities that arise out of the ownership or operation of assets or businesses by members of the Greenbrier Parties prior to their contribution to the GBW Parties (the “Greenbrier Pre-Contribution Liabilities”). All additional capital contributions shall be made within five (5) Business Days after GBW provides notice to GBW Members of the call for additional capital contributions.

(ii) If the Watco Members fail to make any required capital contribution under Section 2.11(g), the Greenbrier Member may choose, in its sole and absolute discretion, to cause GBW to take (and is authorized to act on behalf and in the name of GBW in that regard) such action (including the filing of a lawsuit) and to exercise any other rights and remedies available at law or in equity as deemed appropriate to obtain payment of the additional capital contribution by the Watco Members. If the Greenbrier Member fails to make any required capital contribution under Section 2.11(g), the Watco Members may choose, in their sole and absolute discretion, to cause GBW to take (and are authorized to act on behalf and in the name of GBW in that regard) such action (including the filing of a lawsuit) and to exercise any other rights and remedies available at law or in equity as deemed appropriate to obtain payment of the additional capital contribution by the Greenbrier Member.

(iii) If any claim is made directly by any third party against any GBW Member(s) for costs, expenses or Liabilities of any GBW Party, under the Delaware Act or otherwise, the GBW Members shall be responsible for the costs of defense and for such costs, expenses and Liabilities in accordance with their Sharing Ratios, except that (i) the Watco Members will be responsible for all costs of defense of any claim relating to Watco Pre-Contribution Liabilities or Watco Assumed Liabilities and all costs, expenses and Liabilities of the GBW Parties that are Watco Pre-Contribution Liabilities or Watco Assumed Liabilities and (ii) the Greenbrier Member shall be responsible for all costs of defense of any claim relating to Greenbrier Pre-Contribution Liabilities or Greenbrier Assumed Liabilities and such costs, expenses and Liabilities of the GBW Parties that are Greenbrier Pre-Contribution Liabilities or Greenbrier Assumed Liabilities. Upon receipt by any GBW Member of any notice from any third party asserting any claim relating to any GBW Party, the GBW Member receiving such notice shall forward a copy of such notice to the other GBW Members within three (3) Business Days after receipt of notice. The GBW Member(s) responsible for costs, expenses and Liabilities with respect to such claim shall be entitled to control the defense of such claim and the other GBW Members shall reasonably cooperate in the defense of such claim. The GBW Member(s) controlling the defense do not need to obtain the prior written consent of the other GBW Member(s) who are parties to such claim to settle any claim if the settlement thereof involves only the payment of money by the GBW Member(s) controlling the defense of the claim and does not include any admission of Liability by any GBW Member; but if the settlement involves anything other than the payment of money by such GBW Members (including injunctive or equitable relief), then the GBW Member(s) controlling the defense must obtain the prior written consent of the other GBW Member(s) who are parties to such claim before entering into any such settlement; provided, that no settlement may be made unless such settlement expressly and unconditionally releases the other GBW Member(s) who are parties from all Liabilities and obligations with respect to such claim, with prejudice.

(h) Maintenance of Insurance. Schedule 2.11(h) contains a list of all insurance policies maintained by the GBW Parties. The liability and property insurance (including automobile liability and property insurance) maintained by the GBW Parties as of the Closing will remain in place following the Closing until September 19, 2018. The employment practices insurance package maintained by the GBW Parties as of the Closing will remain in place following the Closing until employment of all Transition Employees with GBW or GBW Operating Sub has terminated, or until such earlier time as the Watco Manager and the GBH Manager may mutually agree. The workers’ compensation insurance maintained by the GBW Parties as of the Closing will remain in place following the Closing until the applicable period of liability for worker’s compensation claims has ended, or until such earlier time as the Watco Manager and the GBH Manager may mutually agree, at which time any claims thereunder will be cashed out. All other insurance policies maintained by the GBW Parties will be terminated effective as of September 20, 2018, or promptly thereafter. GBH and the Watco Members shall bear, in accordance with their Sharing Ratios, the premiums and other costs for the insurance maintained by the GBW Parties. With respect to occurrences, events or claims arising under such policies relating to periods prior to Closing (including, without limitation, occurrences, events and claims relating to flooding of the Hollidaysburg Shop prior to Closing and including, without limitation, any related accruals, costs, expenses, damages, remediation and reserves with respect to such flooding of the Hollidaysburg Shop, whether arising or incurred prior to or following Closing, but subject to obligations of the GBW Members under Section 2.11(g)) or relating to periods after Closing and not subject to the immediately following sentence, GBH and the Watco Members shall bear, in accordance with their Sharing Ratios, the actual insurance costs and expenses (including any deductibles or self-insured retentions) relating to such occurrences, events or claims. With respect to occurrences, events or claims arising under such policies maintained by the GBW Parties relating to periods on or after Closing and that relate to any of the Shops or to any of the employees of the GBW Parties working at the Shops or designated to be hired by one of the Parties on September 1, 2018, the owner of the applicable Shop or the applicable Hiring Party shall bear one hundred percent (100%) of actual insurance costs and expenses (including any deductibles or self-insured retentions but excluding premiums as addressed above) relating to any such occurrences, events or claims. Each Party may at its sole cost and expense obtain such available tail, runoff or extended period insurance coverage as such Party may determine, and the Watco Manager and the GBH Manager may otherwise mutually agree to cause any of the GBW Parties to obtain other available tail, runoff or extended period insurance coverage on such basis as the Watco Manager and the GBH Manager may mutually approve.

(i) Parental Guarantees. Greenbrier and Watco have provided the following parental guarantees relating to GBW (collectively, the “Parental Guarantees”): (A) the guarantees by each of Greenbrier and Watco relating to the U.S. Bank credit cards, (B) Letter of Credit number 68109579 issued on behalf of Greenbrier to Travelers in support of GBW and Letter of Credit number 68123113 issued on behalf of Greenbrier to Hartford Fire Insurance in support of GBW, and (C) Letter of Credit number BMCH489009OS issued on behalf of Watco to Hartford Fire Insurance Company in support of GBW and Letter of Credit number BMCH459746OS issued on behalf of Watco to The Travelers Indemnity Company in support of GBW. The Parental Guarantees will remain in place following the Closing until the related policies are sold or the applicable period of liability for worker’s compensation claims has ended and for the period required by the applicable financial institution issuing such letters of credit, or until such earlier time as the Watco Manager and the GBH Manager may mutually agree. Subject to the foregoing, the Parental Guarantees may be increased, decreased, terminated, amended, or replaced, as required or permitted from time to time, but only as the Watco Manager and the GBH Manager may mutually approve.

ARTICLE III.

ADDITIONAL AGREEMENTS

Section 3.1 Consents. Each Party shall proceed expeditiously and use its commercially reasonable efforts to procure upon reasonable terms and conditions any consents which are necessary for consummation of the Unwind Transactions at the earliest possible reasonable date. Without limiting the conditions to Closing set forth in this Agreement, with respect to any Contracts for which any required consent or approval is not obtained prior to the Closing Date, the Parties shall each use their commercially reasonable efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained. In the event and to the extent that the Parties are unable to obtain any required consents to the assignment of any Contract in accordance with the provisions of this Agreement, to the extent not prohibited under the terms of such Contract or under applicable Law, the Party that is intended to be the assignor shall subcontract or sublease to the Party that is intended to be the assignee all of the intended assignor’s rights, duties and obligations under such Contract arising after and relating to the period after Closing or enter into an alternative arrangement with the intended assignee whereby the intended assignee will receive the economic benefits of the Contract intended to be assigned. In such event, (a) the intended assignor shall (i) provide or cause to be provided to the intended assignee the benefits of such Contract (or portion thereof) intended to be assigned, and (ii) enforce for the account of the intended assignee any rights of the intended assignor arising from such Contract (or portion thereof) intended to be assigned, and (b) the intended assignee shall perform the obligations of the intended assignor arising under any such Contract (or portion thereof) intended to be assigned to the extent that, by reason of the Unwind Transactions or otherwise, the intended assignee has control over the resources necessary to perform such obligations, provided that the intended assignee shall not be responsible for any liabilities arising out of or resulting from any breach of such Contract intended to be assigned prior to the Closing Date (except for a breach occasioned by such subcontracting or subleasing to the intended assignee). If and when any required consent to assignment of any Contract intended to be assigned is obtained, the intended assignor shall promptly assign all of its rights and obligations thereunder to the intended assignee(s) in accordance with the terms of this Agreement without the payment of further consideration. Nothing in this Section 3.1 shall limit the intended assignor’s obligations to obtain approvals and consents as otherwise provided in this Agreement.

Section 3.2 Employees and Employee Benefits.

(a) Joint Venture Employees.

(i) GBW has separately provided to the Watco Parties and the Greenbrier Parties: (A) Schedule 3.2(a)(i)(A), which contains a true and correct list of all full-time and part-time employees of the GBW Parties who provide services at the Shops, other than Management Employees (collectively, the “Operational Employees”), and (B) Schedule 3.2(a)(i)(B), which contains a true and correct list of all management-level employees of the GBW Parties (collectively, the “Management Employees”), with each such Operational Employee and Management Employee identified by such employee’s job title, principal work location, date of hire, employment status (i.e., active or on leave or disability; full-time or part-time). The Operational Employees and Management Employees are sometimes referred to collectively herein as the “Business Employees”.

(ii) The Watco Parties shall offer employment to (A) all Operational Employees who are actively employed by the GBW Parties at a Watco Shop or JV Shop immediately prior to the Initial Transfer Date and (B) all Management Employees actively employed by the GBW Parties immediately prior to the Final Transfer Date and designated in Schedule 3.2(a)(i)(B) as persons to be offered employment by the Watco Parties. The Greenbrier Parties shall offer employment to (C) all Operational Employees who are actively employed by the GBW Parties at a GBH Shop immediately prior to the Initial Transfer Date and (D) all Management Employees actively employed by the GBW Parties immediately prior to the Final Transfer Date and designated in Schedule 3.2(a)(i)(B) as persons to be offered employment by the Greenbrier Parties. Each offer to an Operational Employee actively employed by the GBW Parties immediately prior to the Initial Transfer Date (A) shall provide for (1) the commencement of employment to be effective September 1, 2018 (each such Operational Employee remaining as an employee of GBW or GBW Operating Sub until such date), and (2) base salary, hourly wage or pay rate, as applicable, upon such terms as may be offered by the Hiring Party, and (B) shall be subject only to satisfaction of standard pre-hiring drug and background check requirements of the Party making the offer. Each offer to a Management Employee actively employed by the GBW Parties immediately prior to the Final Transfer Date (A) shall provide for (1) the commencement of employment to be effective as of the applicable Final Transfer Date for such Management Employee (each such Management Employee remaining as an employee of GBW or GBW Operating Sub until such date), and (2) base salary, hourly wage or pay rate, as applicable, upon such terms as may be offered by the Hiring Party, and (B) shall be subject only to satisfaction of standard pre-hiring drug and background check requirements of the Party making the offer. The Watco

Parties and Greenbrier Parties will provide to GBW or GBW Operating Sub a list of the Business Employees who have received an offer of employment from such Party and who have accepted employment (the Operational Employees who accept such employment, the “Transferred Operational Employees” and the Management Employees who accept such employment, the “Transferred Management Employees”, and collectively the “Transferred Employees”), and a list of each Business Employee who has rejected such Party’s offer of employment. The “Initial Transfer Date” for each Transferred Operational Employee shall be September 1, 2018, and the “Final Transfer Date” for each Transferred Management Employee shall be January 1, 2019, or such earlier date as is either set forth in Schedule 3.2(a)(i)(B) or jointly determined by the GBH Manager and the Watco Manager (the Initial Transfer Date and Final Transfer Date are collectively referred to herein as the “Transfer Date”) except with respect to any Business Employee to whom an employment offer is made and who is on approved leave (including short-term disability, long-term disability, and FMLA) as of or following Closing, in which case the Transfer Date shall be the date upon which such Business Employee is eligible to return to work with GBW or GBW Operating Sub, as applicable. The Watco Party or Greenbrier Party hiring any Transferred Employee pursuant to this Agreement is sometimes referred to herein as the “Hiring Party” with respect to such Transferred Employee.

(iii) Effective as of August 31, 2018, GBW or GBW Operating Sub will, or will cause the appropriate Affiliate of GBW or GBW Operating Sub to, terminate the employment of all Operational Employees actively employed on such date, and effective as of the date immediately prior to the Management Employee’s applicable Final Transfer Date, GBW or GBW Operating Sub will, or will cause the appropriate Affiliate of GBW or GBW Operating Sub to, terminate the employment of each Management Employee actively employed on such date, other than Management Employees designated in Schedule 3.2(a)(i)(B) as persons who will continue employment with GBW and GBW Operating Sub for a transition period until terminated no later than the Termination Date following Closing that is indicated under the column labeled “Transition or Termination Date” for each such Management Employee as designated in Schedule 3.2(a)(i)(B) or as otherwise agreed by the Watco Manager and the GBH Manager (the “Transition Employees”). With respect to Business Employees who are not designated as Transferred Employees or Transition Employees, GBW or GBW Operating Sub may, or may cause the appropriate Affiliate of GBW or GBW Operating Sub to, terminate their employment with GBW or GBW Operating Sub prior to December 31, 2018 as agreed by the GBH Manager and Watco Manager.

(iv) The GBW Parties shall be responsible for the payment of all compensation of Business Employees relating to the period prior to and through the date of termination of employment of such Business Employees. GBW and GBW Operating Sub shall be responsible for all severance, change of control and other costs related to termination of employment under the terms of the employee benefit plans for or agreements with any Operational Employee or Management Employee who is not offered employment by any Watco Party or Greenbrier Party in accordance with this Agreement, and such obligations are described or listed on Schedule 3.2(a)(iv) for each Management Employee who is not a Transferred Employee or shall otherwise be approved by both the GBH Manager and the Watco Manager. For the period from and after the Closing Date until the Transfer

Date: (A) the Watco Parties will reimburse the GBW Parties for their costs related to the employment of each Operational Employee actively employed by the GBW Parties at a Watco Shop or JV Shop (excluding in each case all insurance premiums and all costs related to termination of employment) and (B) the Greenbrier Parties will reimburse the GBW Parties for their costs related to the employment of each Operational Employee actively employed by the GBW Parties at a GBH Shop (excluding in each case all insurance premiums and all costs related to termination of employment). The Watco Members and the Greenbrier Member shall reimburse the GBW Parties for all other employment-related costs of Business Employees, including the costs of the Transition Employees, in accordance with their Sharing Ratios.

(v) The Parties agree to cooperate to cause the GBW Parties to comply with the WARN Act (or any similar state or local Law) to the extent applicable in connection with the Unwind Transactions.

(b) Benefits.

(i) The Hiring Party shall initially provide each Transferred Employee with: (A) retirement and welfare benefits which are substantially comparable to the retirement and welfare benefits that Hiring Party makes available to its similarly-situated employees prior to the applicable Transfer Date; and (B) severance benefits, if any, which are substantially comparable to the severance benefits that Hiring Party makes available to its similarly-situated employees prior to the applicable Transfer Date. GBW or GBW Operating Sub has provided to Hiring Party each such Transferred Employee’s recognized credited service, current vacation balances and participation, vesting and, as applicable, benefit accrual periods of service amounts under the applicable benefit plans as of the day immediately prior to the applicable Transfer Date. Hiring Party shall ensure that all of its benefit plans in which such Transferred Employees participate after the applicable Transfer Date, without duplication of benefits, recognize, to the extent applicable, each such Transferred Employee’s years of service with the GBW Parties (together with any predecessors thereof that previously employed any such Transferred Employees and as to which a GBW Party recognizes such years of service) prior to the applicable Transfer Date for eligibility and vesting purposes, and Hiring Party shall recognize such years of service for benefit accrual purposes under Hiring Party’s vacation/paid time off plan or policy, service award program, sickness plan, short-term disability plan and long-term disability plan, in each such case to the extent Hiring Party and/or its Affiliates sponsor such a plan and Transferred Employees participate in such a plan.

(ii) With respect to each Transferred Employee who elects to participate in Hiring Party’s welfare benefit plans which may be made available to such Transferred Employee and such Transferred Employee’s dependents, Hiring Party shall waive any pre-existing condition exclusions to coverage and any waiting period or service requirements that did not exist or were otherwise satisfied under the comparable benefit plans, to the extent permitted by the Hiring Party’s applicable welfare benefit plans. For each Transferred Employee who enrolls in Hiring Party’s health plan, Hiring Party shall also apply towards any deductible requirements and out-of-pocket maximum limits under its health plans applicable to Hiring Party’s benefit year in which the applicable Transfer Date occurs, any amounts paid by such Transferred Employee toward such requirements and limits under the benefit plans that are health plans during the period from and after the beginning of such benefit year of Hiring Party until the Transfer Date.

(iii) The applicable Hiring Party will carry over at its cost the accrued vacation entitlement as of the applicable Transfer Date of each Transferred Employee hired by such Hiring Party. From and after the applicable Transfer Date, each Transferred Employees shall accrue vacation time under the applicable Hiring Party’s vacation policy, if any, that is applicable to such Transferred Employee.

(iv) Nothing herein shall be deemed to (A) give rise to any rights, claims, benefits or causes of action to a Transferred Employee or any beneficiary thereof, (B) obligate any Hiring Party to provide any compensation or benefits to any Transferred Employee for any period of time or (C) prevent, restrict, or limit any Hiring Party from terminating the employment of any Transferred Employee at any time or from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate.

(v) The GBW Parties shall remain responsible for all claims for health, accident, sickness, death and disability benefits that are deemed incurred prior to the applicable Transfer Date by Transferred Employees or their eligible dependents (subject to the Parties’ reimbursement obligations in Section 3.2(a)(iv) to the extent applicable thereto), and the applicable Hiring Party shall be responsible for all such claims by Transferred Employees or their eligible dependents that are incurred on or after the applicable Transfer Date (to the extent such claims are covered under the applicable plans of such Hiring Party in which such Transferred Employees participate). For purposes of this paragraph, (A) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred Employee or eligible dependent claiming such benefit, (B) a claim for accident, injury or disability benefits (including health benefits related to such claim) based on an injury occurring prior to the applicable Transfer Date will be deemed to have been incurred prior to the applicable Transfer Date, and (C) in the case of any claim for benefits other than those designated in the preceding clauses (A) and (B) (such as a claim for life insurance or disability benefits), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim. Claims for workers’ compensation benefits under any insurance policy, Contract or applicable Law arising out of occurrences prior to the applicable Transfer Date shall be the responsibility of GBW or GBW Operating Sub (subject to the Parties’ reimbursement obligations in Section 3.2(a)(iv) to the extent applicable thereto). Claims for workers’ compensation benefits under any insurance policy, Contract or applicable Law for Transferred Employees arising out of occurrences after the applicable Transfer Date shall be the responsibility of the applicable Hiring Party.

(c) Collective Bargaining Agreements. All provisions of this Section 3.2 shall be subject to the requirements of any applicable CBA with respect to any Union Business Employee. The Parties shall cooperate in providing notices, to applicable counterparties under any applicable CBA with respect to any Union Business Employee, with respect to the Unwind Transactions, and the GBH Manager and the Watco Manager will use commercially reasonable efforts to seek from the counterparties to any such CBA a separation and restatement of that CBA on commercially reasonable terms as determined by the Watco Manager or the GBH Manager (as applicable based on the Party that is the applicable Hiring Party with respect to Union Business Employees under such CBA) that results, consistent with the purposes and intent of this Agreement, in a separate CBA, solely between the counterparties to such CBA and the applicable Hiring Party.

Section 3.3 Liens. From and after the Closing: (A) if any GBH Asset is subject to a Lien arising from, or related to, the obligations or actions of a Watco Party, such Watco Party will promptly cause such Lien to be lifted and released from such GBH Asset(s), and (B) if any Watco Asset is subject to a Lien arising from, or related to, the obligations or actions of a Greenbrier Party, such Greenbrier Party will promptly cause such Lien to be lifted and released from such Watco Asset(s).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF WATCO PARTIES

Except as otherwise indicated on the Schedules, each of the Watco Parties represents and warrants to the Greenbrier Parties as follows:

Section 4.1 Organization. Each Watco Party is duly organized, validly existing and in good standing under the Laws of the state of its formation.

Section 4.2 Authorization. Each Watco Party has full power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the Unwind Transactions and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by each Watco Party and the consummation of the Unwind Transactions have been duly authorized by all requisite action on the part of such Watco Party.

Section 4.3 Conflicts, Consents.

(a) Conflicts. Except as set forth in Schedule 4.3(a), the execution, delivery and performance of this Agreement and the Transaction Documents by each Watco Party, and the consummation by each Watco Party of the Unwind Transactions, do not and will not (i) conflict with or constitute a violation of or default or event of default under (or any event that, with or without notice or lapse of time or both, would constitute a default or event of default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or require notice to or the Consent of any Person under any provision of (A) their respective Organizational Documents or (B) any Contract, mortgage, indenture, loan agreement, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement or instrument to which any Watco Party is a party or by which any Watco Party may be bound, (ii) conflict with any Law or Order applicable or relating to any Watco Party, or (iii) result in the creation or imposition of any

Lien on any of the assets of any Watco Party, other than, in the case of clauses (i)(B), (ii) and (iii), any conflicts, violations or defaults that would not reasonably be expected to have a Material Adverse Effect on the ability of any Watco Party to consummate its obligations in regard to the Unwind Transactions. From and after the Closing, none of the Greenbrier Assets will be subject to a Lien arising from or related to the obligations or actions of a Watco Party.

(b) Consents. Except as set forth in Schedule 4.3(a), no Consent of or with any Governmental Authority or third Person is required to be obtained or made by any Watco Party in connection with the execution, delivery and performance by any Watco Party of this Agreement and the Transaction Documents or the consummation by any Watco Party of the Unwind Transactions.

Section 4.4 Litigation. There is no Proceeding pending or, to the knowledge of any Watco Party, threatened against any Watco Party that would have a Material Adverse Effect on the ability of any Watco Party to consummate its obligations regarding the Unwind Transactions.

Section 4.5 Enforceability. This Agreement constitutes the legal, valid and binding obligation of each Watco Party, enforceable against each Watco Party in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, and other similar Laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors generally and (ii) general principles of equity (regardless of whether such remedies are sought in a Proceeding in equity, admiralty or at law).

Section 4.6 Brokers and Finders. No Watco Party has employed any broker or finder in connection with the Unwind Transactions so as to give rise to any claim against any Greenbrier Party or any GBW Party for any brokerage or finder’s commission, fee or similar compensation.

Section 4.7 Inspections, No Other Representations. Each Watco Party is an informed and sophisticated party, and has engaged advisors, experienced in the evaluation and consummation of the Unwind Transactions. Each Watco Party has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Each Watco Party acknowledges that the Greenbrier Parties and the GBW Parties have given Watco Parties access to the key employees, documents and facilities of GBW. Each of the Watco Parties will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Without limiting the generality of the foregoing, each Watco Party acknowledges that the Greenbrier Parties have not made and do not make any representation or warranty except as exclusively set forth in this Agreement.

Section 4.8 All GBW or Greenbrier Property. Each Watco Party has undertaken commercially reasonable efforts to discover any and all property in its possession (including, but not limited to, cash, personalty, contracts, and books and records or other documents) that is or should be the property of the GBW Parties or the Greenbrier Parties in accordance with the terms of this Agreement, and to ensure that all such property is owned by or transferred to the appropriate Party.

Section 4.9 Customer Issues and Contracts. All customer agreements relating in any way to the GBH Shops of which the Watco Parties are aware, whether in written or oral form, have been disclosed and made available to the Greenbrier Parties and, except as set forth in Schedule 4.9 or previously disclosed in writing to the Greenbrier Parties, there are no material customer issues, material liabilities, or material disputes relating to any such customer agreements of which the Watco Parties are aware.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF GREENBRIER PARTIES

Except as otherwise indicated on the Schedules, the Greenbrier Parties, jointly and severally, represent and warrant to the Watco Parties as follows:

Section 5.1 Organization. Each Greenbrier Party is duly organized, validly existing and in good standing under the Laws of the state of its formation.

Section 5.2 Authorization. Each Greenbrier Party has full power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the Unwind Transactions and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by each Greenbrier Party and the consummation of the Unwind Transactions have been duly authorized by all requisite action on the part of such Greenbrier Party.

Section 5.3 Conflicts, Consents.

(a) Conflicts. Except as set forth in Schedule 5.3(a), the execution, delivery and performance of this Agreement and the Transaction Documents by each Greenbrier Party, and the consummation by each Greenbrier Party of the Unwind Transactions, do not and will not (i) conflict with or constitute a violation of or default or event of default under (or any event that, with or without notice or lapse of time or both, would constitute a default or event of default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or require notice to or the Consent of any Person under any provision of (A) their respective Organizational Documents or (B) any mortgage, indenture, loan agreement, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement or instrument to which any Greenbrier Party is a party or by which any Greenbrier Party may be bound, (ii) conflict with any Law or Order applicable or relating to any Greenbrier Party, or (iii) result in the creation or imposition of any Lien on any of the assets of any Greenbrier Party, other than, in the case of clauses (i)(B), (ii) and (iii), any conflicts, violations or defaults that would not reasonably be expected to have a Material Adverse Effect on the ability of any Greenbrier Party to consummate its obligations in regard to the Unwind Transactions. From and after the Closing, none of the Watco Assets will be subject to a Lien arising from or related to the obligations, or actions of a Greenbrier Party.

(b) Consents. Except as set forth in Schedule 5.3(a), no Consent of or with any Governmental Authority or third Person is required to be obtained or made by any Greenbrier Party in connection with the execution, delivery and performance by any Greenbrier Party of this Agreement and the Transaction Documents or consummation by any Greenbrier Party of the Unwind Transactions.

Section 5.4 Litigation. There is no Proceeding pending or, to the knowledge of any Greenbrier Party, threatened against either Greenbrier Party that would have a Material Adverse Effect on the ability of either Greenbrier Party to consummate its obligations regarding the Unwind Transactions.

Section 5.5 Enforceability. This Agreement constitutes the legal, valid and binding obligation of each Greenbrier Party, enforceable against each Greenbrier Party in accordance with its terms, except to the extent enforceability may be limited by (i) bankruptcy, insolvency, and other similar Laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors generally and (ii) general principles of equity (regardless of whether such remedies are sought in a Proceeding in equity, admiralty or at law).

Section 5.6 Brokers and Finders. No Greenbrier Party has employed any broker or finder in connection with the Unwind Transactions that will give rise to any claim against any Watco Party or any GBW Party for any brokerage or finder’s commission, fee or similar compensation.

Section 5.7 Inspections, No Other Representations. Each Greenbrier Party is an informed and sophisticated party, and has engaged advisors, experienced in the evaluation and consummation of the Unwind Transactions. Each Greenbrier Party has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Each Greenbrier Party acknowledges that the Watco Parties and the GBW Parties have given Greenbrier Parties access to the key employees, documents and facilities of GBW. Each of the Greenbrier Parties will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Without limiting the generality of the foregoing, each Greenbrier Party acknowledges that the Watco Parties have not made and do not make any representation or warranty except as exclusively set forth in this Agreement.

Section 5.8 All GBW or Watco Property. Each Greenbrier Party has undertaken commercially reasonable efforts to discover any and all property in its possession (including, but not limited to, cash, personalty, contracts, and books and records or other documents) that is or should be the property of the GBW Parties or the Watco Parties in accordance with the terms of this Agreement, and to ensure that all such property is owned by or transferred to the appropriate Party.

Section 5.9 Brandon Railroad. No assets, employees, operations or liabilities relating to the Brandon Railroad were ever contributed or transferred to or assumed by any of the GBW Parties.

Section 5.10 Customer Issues and Contracts. All customer agreements relating in any way to the JV Shops or Watco Shops of which the Greenbrier Parties are aware, whether in written or oral form, have been disclosed and made available to the Watco Parties and, except as set forth in Schedule 5.10 or previously disclosed to the Watco Parties in writing, there are no material customer issues, material liabilities, or material disputes relating to any such customer agreements of which the Greenbrier Parties are aware.

ARTICLE VI.

COVENANTS

Section 6.1 Tax Matters.

(a) The Parties agree to treat the transfer of GBH Assets and Watco Assets in dissolution of GBW and GBW Operating Sub hereunder for U.S. federal income Tax purposes as (i) distributions subject to the Watco Assumed Liabilities or Greenbrier Assumed Liabilities, as the case may be, and, as described in Section 2.3, subject to assumption of the Greenbrier Loan and the Watco Loans (with such distributions treated as current or liquidating, as appropriate pursuant to Code Sections 731 through 737), proportionate to the positive capital accounts of each of the GBW Members prior to such distributions (after reflecting adjustments made immediately prior to such distributions of property pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e)(1)), which as a result of the distributions proportionate to positive capital accounts is deemed to result in a proportionate share of all of the Watco Assets in an amount of $5,000,000 having been distributed to GBH, (ii) subject to the provisions of Code Section 751(b), and (iii) immediately after the distributions, payment of the Watco Equalization Consideration directly by the Watco Members proportionate to their respective Sharing Ratios to the Greenbrier Member for the purchase of the portion of the Watco Assets deemed distributed to GBH as described in clause (i). For purposes of clause (ii), the fair market value of fixed assets shall be treated as their respective net book values for GAAP purposes as of the Closing Date, and no inventory shall be treated as having appreciated substantially in value as described in Code Section 751(b)(3). The Parties agree to, and agree to cause their Affiliates to, prepare and timely file all relevant Tax Returns, including preparation of the required Treas. Reg. § 1.751-1(b)(5) Statement within 90 days after the Closing Date.

(b) The Parties agree that the fair market value of the assets of the GBW Parties exceeds the amount of their liabilities both immediately prior to and immediately after the distribution made on the Closing Date.

(c) The Parties agree that neither they nor their Affiliates will take any position inconsistent with the treatment described in Sections 6.1(a) and (b) in notices to or filings with taxing authorities, in audits or other Proceedings with respect to Taxes, or in other documents or notices relating to the Unwind Transactions unless required to do so by a “determination” as defined in Section 1313 of the Code or required to do so by a change in applicable Law or pursuant to the good faith resolution with a taxing authority. Watco agrees to promptly advise GBH, and GBH agrees to promptly advise Watco, regarding the existence, progress and resolution of any Tax audit, controversy or litigation related to such reporting position as it relates to Watco and any of its Affiliates, on the one hand, or GBH and any of its Affiliates, on the other hand, and to consider the other Party’s position on such matter.

(d) Millennium, as the tax matters partner and tax representative, shall cause GBW to prepare, on a basis consistent with past practice except to the extent otherwise agreed or required pursuant to applicable Tax Laws, Form 1065 (Return of Partnership Income) of GBW for each fiscal year until liquidated and file such Tax returns in a timely manner as required by applicable Law with the appropriate Governmental Authority, and each of the Parties shall perform their respective duties as further described in the Tax Matrix. Millennium shall provide GBH with a copy for its review and comment at least thirty (30) days before the extended due date for such Form 1065 (Return of Partnership Income), and shall reasonably consider comments provided by GBH within 15 days thereafter before filing such Tax return.

(e) Greenbrier and GBH agree, jointly and severally, to indemnify the GBW Parties for fifty percent (50%) of all Indemnified Taxes, and Millenium and Watco Mechanical agree, jointly and severally, to indemnify the GBW Parties for fifty percent (50%) of all Indemnified Taxes, regardless of whether the Indemnified Taxes are paid after the Closing. GBW shall provide reasonably prompt notice to Greenbrier, GBH, Millenium and Watco Mechanical of (i) any claim by any Governmental Authority for the payment of Indemnified Taxes after the Closing Date, and (ii) any determination by GBW that it is required to pay Indemnified Taxes after the Closing Date. Unless earlier payment is required by applicable Law, (i) the Parties will discuss in good faith whether such Indemnified Taxes may be reasonably contested, and (ii) if the Parties are not in mutual agreement thereon, the dispute will be resolved by a reasonably acceptable public accounting firm within the earlier of (x) twenty days, or (y) the date on which payment is required after exhaustion of all extensions. United States federal, state, local, and Canadian tax refunds will be shared 50% by Greenbrier and 50% by Watco (or their Affiliates as Greenbrier or Watco may respectively determine).

(f) The Parties agree to take the actions, including the filing of Tax Returns, specified in the Tax Matrix in a timely manner.

Section 6.2 Use of Names. As soon as reasonably practicable but in no event later than six months following the Closing Date (except to the extent reasonably necessary to facilitate the winding up of GBW and GBW Operating Sub), each Party shall, and shall cause their respective Affiliates to (a) cease to use the name “GBW Railcar Services Holdings, LLC” and “GBW Railcar Services, L.L.C.” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “GBW Operating Subject Marks”) and (b) remove, strike over or otherwise obliterate all GBW Operating Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

Section 6.3 Confidential Information.

(a) For a period of two years after the Closing, each Watco Party and Greenbrier Party agrees to, and shall instruct their respective agents, representatives and Affiliates to, treat and hold as confidential, and not disclose, furnish, disseminate, publish, or make available, any Confidential Information possessed by or known to such Party, whether procured before or after the Closing Date. Each Watco Party and Greenbrier Party may disclose any such Confidential

Information to their respective representatives and agents as may be reasonably necessary in order to enable them to carry out the provisions of this Agreement and the Transaction Documents; provided, that before any such disclosure, the applicable Party shall make those representatives and agents aware of their obligations of confidentiality under this Agreement and shall be responsible for any noncompliance by, those representatives or agents with such confidentiality obligations.

(b) Notwithstanding the foregoing, any Watco Party or Greenbrier Party shall be permitted to disclose any and all Confidential Information: (1) to prepare its annual and interim financial statements, (2) to comply with reporting, disclosure, filing or other requirements imposed on such Party (including under applicable securities and Tax Laws) by applicable Law or by a Governmental Authority having jurisdiction over such Party (including in connection with any offering of securities by such Party), (3) to comply with reporting or disclosure requirements of such Party under any credit agreement, indenture or other contractual obligation for borrowed money by any security, (4) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements, (5) relating to any Shops acquired by such Party or its Affiliates pursuant to this Agreement and (6) as provided in any Information Sharing Agreement to which such Party is a party.

(c) In the event that any Party or anyone to whom such Party disclosed any Confidential Information shall be legally compelled or required by any Governmental Authority to disclose any Confidential Information other than as permitted by this Agreement, such Party agrees, except as may be prohibited by Law, to promptly provide written notice to all other Parties to enable any Party, at their cost and expense, to seek a protective order, in camera process or other appropriate remedy to avoid public or third-party disclosure of such Confidential Information. In the event that such protective order or other remedy is not obtained, the applicable Party shall furnish only so much of such Confidential Information as it is legally compelled to disclose (upon advice of its legal counsel) and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. Such Confidential Information shall otherwise remain subject to the provision of this Section 6.3. Each Party shall cooperate with and assist the other Parties in seeking any protective order or other relief requested pursuant to this Section 6.3.

(d) That certain Mutual Confidentiality and Non-Disclosure Agreement effective as of December 5, 2017 by and between Greenbrier and Watco (the “Confidentiality Agreement”), shall continue in full force and effect in accordance with its terms. The obligations in the Confidentiality Agreement are in addition to and do not limit or amend the obligations in this Agreement or any other agreement or document entered into pursuant to this Agreement, provided that the Parties shall be permitted to make disclosures as provided in this Agreement.

Section 6.4 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Unwind Transactions, including, without limitation, using its commercially reasonable efforts to obtain all necessary actions or non-actions, waivers, Consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and other Persons.

Section 6.5 Releases.

(a) Release by Greenbrier Parties. Each of the Greenbrier Parties, for itself and its respective successors and assigns, does hereby, except as provided in Section 6.5(d), forever irrevocably and unequivocally release, discharge, waive, agree to indemnify and hold harmless, and covenant not to sue, the Watco Parties and the GBW Parties and their respective Affiliates, and their respective officers, directors, shareholders, members, managers, employees, agents, representatives, successors and assigns (collectively the “Watco Released Parties”), from, against and with respect to any and all causes of action, claims, demands, rights or remedies, whether at law or in equity and regardless of the grounds for liability, that the Greenbrier Parties may have against any of the Watco Released Parties with respect to any compensation, consideration, costs, expenses (including, without limitation, attorneys’ fees and legal expenses), damages (actual, consequential, incidental, indirect, punitive, special, or otherwise), liabilities (whether based on Contract, statute, common law, tortious conduct, strict liability, or otherwise), losses, or obligations, whether known or unknown, foreseen or unforeseen, asserted or unasserted, fixed or contingent, direct or indirect (including, without limitation, as a third party beneficiary), in any way arising from, related to, or in connection with each GBW Party or its formation, operation, dissolution, winding up, or other respect, in each case to the extent arising or based upon acts, omissions or circumstances of any Watco Released Parties occurring or existing prior to the Closing.

(b) Release by Watco Parties. Each of the Watco Parties, for itself and its respective successors and assigns, does hereby, except as provided in Section 6.5(d), forever irrevocably and unequivocally release, discharge, waive, agree to indemnify and hold harmless, and covenant not to sue, each of the Greenbrier Parties and GBW Parties and their respective Affiliates and their respective officers, directors, shareholders, members, managers, employees, agents, representatives, successors and assigns (collectively the “Greenbrier Released Parties”), from, against and with respect to any and all causes of action, claims, demands, rights or remedies, whether at law or in equity and regardless of the grounds for liability, that such Watco Party may have against any of the Greenbrier Released Parties with respect to any compensation, consideration, costs, expenses (including, without limitation, attorneys’ fees and legal expenses), damages (whether actual, consequential, incidental, indirect, punitive, special, or otherwise), liabilities (whether based on Contract, statute, common law, tortuous conduct, strict liability, or otherwise), losses, or obligations, whether known or unknown, foreseen or unforeseen, asserted or unasserted, fixed or contingent, direct or indirect (including, without limitation, as a third party beneficiary), in any way arising from, related to, or in connection with each GBW Party or its formation, operation, dissolution, winding up, or other respect, in each case to the extent arising or based upon acts omissions or circumstances of any Greenbrier Released Parties occurring or existing prior to the Closing.

(c) Release by GBW Parties. Each of the GBW Parties, for itself and its respective successors and assigns, does hereby, except as provided in Section 6.5(d), forever irrevocably and unequivocally release, discharge, waive, agree to indemnify and hold harmless, and covenant not to sue, the Greenbrier Released Parties and the Watco Released Parties from, against and with respect to any and all causes of action, claims, demands, rights or remedies, whether at law or in equity and regardless of the grounds for liability, that such GBW Party may have against any of the Greenbrier Released Parties or the Watco Released Parties with respect to any compensation, consideration, contributions, costs, expenses (including, without limitation, attorneys’ fees and legal expenses), damages (actual, consequential, incidental, indirect, punitive, special, or otherwise), liabilities (whether based on Contract, statute, common law, tortuous conduct, strict liability, or otherwise), losses, or obligations, whether known or unknown, foreseen or unforeseen, asserted or unasserted, fixed or contingent, direct or indirect (including, without limitation, as a third party beneficiary), in any way arising from, related to, or in connection with (i) each GBW Party or its formation, operation, dissolution, winding up, or other respect, or (ii) any and all other persons or entities, agreements, business, intellectual property, or other matters, whether related to any GBW Party or otherwise, to the extent arising or based upon acts, omissions or circumstances of any GBW Parties or their Affiliates (including any of the Greenbrier Released Parties or the Watco Released Parties), successors, or assigns, occurring or existing prior to the Closing; provided that for purposes of this Section 6.5(c), the Greenbrier Released Parties and the Watco Released Parties shall not include any employee of any GBW Party.

(d) Reservation of Claims and Rights. Notwithstanding anything set forth herein to the contrary, the Parties shall each retain the right to bring a claim or cause of action, and/or to seek appropriate remedies, from such persons or entities as would be liable in the absence of any release under this Section 6.5, for or with respect to any claims for any breach of any obligations, representations or warranties under this Agreement or under any Transaction Documents, or based on acts or omissions occurring from and after the Closing.

Section 6.6 Transaction Expenses. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Unwind Transactions (including any real property transfer Tax and any other similar Tax but excluding any income Tax or property Tax) shall be borne and paid when due by the applicable transferee. The applicable Greenbrier Parties and Watco Parties shall cooperate, each at its own expense, to timely file any Tax return or other document with respect to such Taxes or fees.

Section 6.7 Cooperation. Subject to all applicable anti-trust laws, the Greenbrier Parties and Watco Parties shall cooperate as may be reasonably necessary or desirable to effect completely the Unwind Transactions and the other transactions contemplated under this Agreement or the Transaction Documents, including obtaining any customer or other consents, the opening and closing of Tax accounts, the carryover of wage bases for payroll tax purposes, minimizing or eliminating transfer Taxes, and the transfer of business licenses and permits to the extent reasonably practical. Any approvals, adjustments, agreements, consents, or determinations by any Party hereunder, including any approval, adjustment, agreement, consent, or determination by the GBH Manager or Watco Manager, shall be in writing and shall not be unreasonably withheld, conditioned, or delayed.

Section 6.8 Withdrawals. The transferee of each Shop shall be responsible for preparing and filing all withdrawals for Secretary of State purposes, Tax registration withdrawals and transfer Tax filings in the state or other jurisdiction where such Shop is located, within ninety (90) days after Closing as contemplated by the Tax Matrix, unless a longer period is reasonably necessary. To the extent there are Shops in a single jurisdiction transferred to GBH and any of the Watco Members, GBH and the Watco Members shall reasonably cooperate in preparing and making such filings with respect to such jurisdiction.

Section 6.9 Dispute Resolution. Any disputes between the Parties in regard to application, interpretation or enforcement of any provision hereof shall be addressed by discussions and negotiations between the GBH Manager on behalf of the Greenbrier Parties and the Watco Manager on behalf of the Watco Parties, and if such persons are unable to resolve the dispute within thirty (30) days after any discussions or negotiations commence with respect to such dispute, then the Parties may avail themselves of all other rights or remedies under this Agreement or otherwise available at law or in equity.

ARTICLE VII.

GENERAL PROVISIONS

Section 7.1 Expenses. Except as otherwise expressly provided herein, each Party will bear its own expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including all fees of its legal counsel, financial advisers and accountants.

Section 7.2 Press Release. Promptly, but in no event later than four (4) days, after the Closing Date, Watco and Greenbrier may issue a mutually agreeable joint press release regarding the transactions contemplated by this Agreement. No Greenbrier Party or Watco Party or any of their respective Affiliates will issue any additional press release or make any public announcements regarding such matters without the prior written consent of the GBH Manager or Watco Manager, respectively. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or in any Transaction Document, Watco or Greenbrier may at any time, and from time to time, make public disclosures regarding such matters as may be required pursuant to any applicable public company filing requirements, securities Laws (including in connection with any offering of securities by such Party) or requirements related to the Parties’ indentures, including filing any Form 8-K and any exhibits thereto, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable Law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities.

Section 7.3 Notices. Any notice, request, consent or communication under this Agreement will be effective only if it is in writing and (a) personally delivered, (b) sent by certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) sent via facsimile transmission, with a copy sent on the same day by one of the methods set forth in clauses (a) or (c), addressed as follows:

If to any Watco Party:

Watco Companies, L.L.C.

315 W. 3rd Street

Pittsburg, KS 66762

Attn: Rick Webb, Chief Executive Officer

Fax: (620) 231-0812

with a copy to:

Watco Companies, L.L.C.

315 W. 3rd Street

Pittsburg, KS 66762

Attn: Craig Richey, General Counsel

Fax: (620) 231-0812

If to any Greenbrier Party:

c/o The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: William Furman, President and Chief Executive Officer

Fax: (503) 684-7553

with a copy to:

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: Martin R. Baker, Senior Vice President, Chief Compliance Officer and General Counsel

Fax: (503) 684-7553

If to any GBW Party:

GBW Railcar Services, L.L.C.

c/o Watco Companies, L.L.C.

315 W. 3rd Street

Pittsburg, KS 66762

Attn: Rick Webb, Chief Executive Officer and

         Craig Richey, General Counsel

Fax: (620) 231-0812

and

c/o The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attn: William Furman, President and Chief Executive Officer and

         Martin R. Baker, Senior Vice President, Chief Compliance Officer and

         General Counsel

Fax: (503) 684-7553

or such other Persons or addresses as are furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 7.3.

Section 7.4 Assignment, Successors. This Agreement shall not be assignable by any Party hereto without the prior written consent of all of the other Parties; provided that any Watco Party or Greenbrier Party may assign its rights hereunder to any Affiliate of such Party provided that the assigning Party remains liable for its obligations hereunder. Any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the Parties hereto and the successors and permitted assigns of the respective Parties hereto.

Section 7.5 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person, including any claimant, creditor, or other third party, other than the Parties, the Greenbrier Released Parties, the Watco Released Parties, and successors and assigns permitted by Section 7.4.

Section 7.6 Amendment, Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 7.7 Entire Agreement.

(a) This Agreement (including the Schedules and the exhibits referred to herein or attached hereto), the Second Amended and Restated GBW LLC Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or the Transaction Documents. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 7.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 7.9 Headings and Recitals. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of, this Agreement.

Section 7.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any ancillary agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Once signed, this Agreement may be delivered by facsimile or “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or portable document format) is considered an original.

Section 7.11 Governing Law; Consent to Forum. This Agreement shall be governed, interpreted, construed and enforced exclusively by, and in accordance with, the Laws of the State of Delaware. Any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, whether in contract, tort or otherwise, must be brought in the federal courts of the United States of America located in the District of Delaware, or the courts of the State of Delaware, so long as one of such courts have subject-matter jurisdiction over the suit, action or Proceeding, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or later have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 7.3 will be effective service of process for any suit, action or other Proceeding brought in any such court.

Section 7.12 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or in equity, the Parties shall be entitled to an injunction or injunctions, without proof of damages, to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy available pursuant to this Section 7.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument in connection with or as a condition to obtaining any remedy available pursuant to this Section 7.12.

Section 7.13 Waiver of Jury Trial. The Parties hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing, or statements (whether verbal or written) of the Parties.

[Signature pages on following pages]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

THE GREENBRIER COMPANIES, INC.

By:	/s/ Martin R. Baker
Name:	Martin R. Baker
Title:	Senior Vice President, General Counsel and
Chief Compliance Officer

GREENBRIER RAIL SERVICES HOLDINGS, LLC

By:	/s/ Martin R. Baker
Name:	Martin R. Baker
Title:	Senior Vice President

WATCO COMPANIES, L.L.C.

By:	/s/ Rick D. Baden
Name:	Rick D. Baden
Title:	President and Chief Financial Officer

MILLENNIUM RAIL, L.L.C.

By:	/s/ Rick D. Baden
Name:	Rick D. Baden
Title:	President and Chief Financial Officer

WATCO MECHANICAL SERVICES, L.L.C.

By:	/s/ Rick D. Baden
Name:	Rick D. Baden
Title:	President and Chief Financial Officer

[SIGNATURE PAGE TO DISSOLUTION AGREEMENT]

GBW RAILCAR SERVICES HOLDINGS, L.L.C.

By:	/s/ Cheryl Balkenhol
Name:	Cheryl Balkenhol
Title:	Chief Financial Officer

GBW RAILCAR SERVICES, L.L.C.

By:	/s/ Cheryl Balkenhol
Name:	Cheryl Balkenhol
Title:	Chief Financial Officer

GBW RAILCAR SERVICES CANADA, INC.

By:	/s/ Cheryl Balkenhol
Name:	Cheryl Balkenhol
Title:	Chief Financial Officer

[SIGNATURE PAGE TO DISSOLUTION AGREEMENT]